UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

PARAGON TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On July 28, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies New Release

EASTON, PA – July 28, 2023

Paragon Technologies (OTC:PGNT), which owns approximately 4.0% of the outstanding shares of Ocean Power Technologies, Inc. (NYSE American:OPTT), has filed a complaint in the Delaware Court of Chancery to enforce its rights, pursuant to Section 220 of the Delaware General Corporation Law, to inspect the books and records of OPTT (the “Inspection Complaint”).

On July 17, 2023, Paragon sent a demand letter (the “Inspection Demand”) to OPTT requesting to inspect the Company’s books and records for the purpose of investigating apparent wrongdoing and/or mismanagement by OPTT’s Board of Directors (the “OPTT Board”) and/or members of management, inquiring into the independence of the members of the OPTT Board, assessing possible breaches of fiduciary duty by the Company’s directors and officers, and communicating with other OPTT stockholders regarding matters relating to their interests as stockholders.

Paragon believes that its Inspection Demand states a proper purpose and complies with the requirements of Delaware law. Nevertheless, OPTT has adamantly refused to produce any of the books and records requested by Paragon. OPTT’s actions lead us to believe that it must be hiding something that it does not want its stockholders to see.

The Inspection Complaint alleges multiple bases to infer that mismanagement and/or wrongdoing has occurred, justifying the Inspection Demand. Specifically, the Inspection Complaint alleges, among other things:

•	In its filings, OPTT admits that, “[s]ince [its] inception, the cash flow from customer revenues have not been sufficient to fund [its] operations and provide the capital resources for [its] business.”

•	OPTT further admits that it “ha[s] incurred net losses since [it] began operations in 1994.”

•	OPTT has never been able to successfully commercialize any of its products or services, despite repeatedly issuing Form 10-Ks touting the enormous market size and opportunity for OPTT’s solutions.

•	In 2021, the Company acquired Marine Advanced Robotics, Inc., but, as OPTT admits in its filings, it has “not achieved profitability of this product line” and does not know whether it will ever be able to do so.

•	Under the current Board and management, OPTT’s financial decline has only accelerated, and the Board and management appear to have no viable strategy to successfully commercialize OPTT’s products, generate revenues, and put OPTT on a path to profitability.

•	According to OPTT’s July 12, 2023 earnings report, the net cash used in operating activities for fiscal year 2023 was approximately $21.7 million, which was similar to the $21.3 million spent in fiscal year 2022. On the earnings call on July 13, 2023, OPTT CFO Robert Powers stated that OPTT “expect[s] [its] OpEx to be materially in line with [its] level of OpEx for fiscal 2023.”

•	OPTT reported that, as of April 30, 2023, it had combined cash, unrestricted cash, cash equivalents, and short-term investments totaling $34.7 million.

•	At OPTT’s current burn rate, we believe it will run out of cash in a little over one year or require additional capital that will likely be secured on terms that are very punitive for existing shareholders.

•	Notwithstanding what we believe to be a disastrous financial record, the Board has been approving, and the directors and named executive officers have been receiving, compensation that significantly exceeds the total revenue of the Company, and that Paragon believes is wasteful and unfair to OPTT and its stockholders.

Considering the above facts, Paragon, as a large (and likely the largest) shareholder of OPTT, believes its demand to inspect the books and records of OPTT is justified and substantiated. Unfortunately, OPTT has denied our request and instead decided that the Company’s assets are better served fighting to hide the requested documents.

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Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,229,443 shares of common stock of the company, par value $0.001 per share (“Common Stock”).

Paragon Technologies, Inc., and Paragon’s director nominees will be the participants in the proxy solicitation. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC.

Please email us at ir@pgntgroup.com if you would like to learn more.